UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 22, 2014

Innovative Designs, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51791	03-0465528
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

124 Cherry St, Pittsburgh, PA	15223
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	412.799.0350

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 UNREGISTERED SALE OF EQUITY SECURITIES

From the period April 22, 2014 through July 23, 2014, the registrant sold its Common Stock to 26 investors in various private placements. The Common Stock was sold at prices ranging from $.40 per share to $.70 per share. A total of 1,080,680 shares were sold. The total proceeds received were $632,340. No sales commissions were paid. The registrant intends to use the proceeds from the sales to purchase raw material inventory, invest in new equipment and general working capital purposes. We believe the sales were exempt from the registration requirements of the Securities Act of 1933, as amended by virtue of Section 4(2) of the Act. All of the purchasers were sophisticated investors and no general solicitation or advertising was used. Except for one entity all of the investors were for the benefit of individuals. The vast majority of the purchasers were existing stockholders of the registrant.

Also, on June 20, 2014, we exchange shares of our Common Stock in return for the debt held by a stockholder; we issued 20,800 shares of our Common Stock in exchange for $12,500 of debt.

On May 5, 2014, we issued 15,000 shares of our Common Stock to one person for consulting services valued at $6,000. On June 4, 2014, we issued 40,000 shares of our Common Stock to one person for professional services valued at $16,000. On June 30, 2014 we issued 10,000 shares of our Common Stock to a stockholder in exchange for services valued at $5,000. And on June 24, 2014, we issued 15,000 shares of our Common Stock to one person for consulting services valued at $7,500. We believe that all of these transactions were exempt from the registration requirement of the 1933 Securities Act, as amended, by virtue of Section 4(2) of the act as all persons receiving the shares were sophisticated persons.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Innovative Designs, Inc.

(Registrant)

Date August 21, 2014	/s/ Joseph Riccelli
(Signature)
Joseph Riccelli, Chief Executive Officer